SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

SYNNEX Corporation

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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SYNNEX Corporation

44201 Nobel Drive

Fremont, California 94538

(510) 656-3333

February 25, 2005

Dear Stockholder:

You are cordially invited to attend our 2005 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:00 a.m., Pacific Time, on Wednesday, March 23, 2005, at our offices at 44201 Nobel Drive, Fremont, California 94538.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Sincerely,

Simon Leung

General Counsel and Corporate Secretary

SYNNEX Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 23, 2005

To our Stockholders:

SYNNEX Corporation will hold its Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on Wednesday, March 23, 2005, at our offices at 44201 Nobel Drive, Fremont, California 94538.

We are holding this Annual Meeting:

•	to elect six directors to serve until the 2006 Annual Meeting or until their successors are duly elected and qualified;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on February 11, 2005 are entitled to notice of, and to vote at this Annual Meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Corporate Secretary’s office, 44201 Nobel Drive, Fremont, California 94538.

It is important that your shares are represented at this Annual Meeting. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

Simon Leung

General Counsel and Corporate Secretary

Fremont, California

February 25, 2005

SYNNEX Corporation

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of SYNNEX Corporation, a Delaware corporation, or SYNNEX, of proxies to be used at the 2005 Annual Meeting of Stockholders to be held at our offices at 44201 Nobel Drive, Fremont, California, at 10:00 a.m., Pacific Time, on Wednesday, March 23, 2005 and any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about February 25, 2005.

Appointment of Proxy Holders

Your Board of Directors asks you to appoint Robert Huang, Dennis Polk and Simon Leung as your proxy holders to vote your shares at the 2005 Annual Meeting of Stockholders. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by your Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by your Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on February 11, 2005, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on February 11, 2005, we had 28,263,189 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of February 11, 2005. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either in person or by mail as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the form of proxy card received.

Voting by Mail.    You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.

Voting at the Annual Meeting.    Voting by mail will not limit your right to vote at the Annual Meeting, if you decide to attend in person. Your Board recommends that you vote by mail, as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director and FOR the ratification of the appointment of independent registered public accountants.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting; or

•	by submitting another proxy of a later date prior to the Annual Meeting that is properly executed.

Required Vote

Directors are elected by a plurality vote, which means that the six nominees receiving the most affirmative votes will be elected. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of February 11, 2005, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.

Solicitation of Proxies

SYNNEX will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Our Bylaws currently provide that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by the Board or stockholders. We currently have authorized six directors. At the Annual Meeting, six persons will be elected as members of your Board of Directors, each for a one-year term or until their successors are elected and qualified. The Nominating and Corporate Governance Committee of the Board of Directors has nominated, and the Board of Directors has designated, the six persons listed below for election at the Annual Meeting. All of the nominees were elected at SYNNEX’s Annual Meeting of Stockholders held on March 25, 2004. The proxies given to the proxyholders will be voted or not voted as directed and, if no direction is given, will be voted FOR these six nominees. Your Board of Directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by your Board of Directors to fill the vacancy.

General

Certain information with respect to each nominee appears on the following pages, including age, position (if any) with SYNNEX, business experience during at least the past five years and directorships of other publicly-owned corporations. Ages are as of February 11, 2005.

Name	Age	Position
Matthew Miau	58	Chairman of the Board
Robert Huang	59	President, Chief Executive Officer and Director
Fred Breidenbach	58	Director
David Rynne	64	Director
Young Sohn	48	Director
Dwight Steffensen	61	Director

Business Experience of Nominees

Matthew Miau has served as a member of our Board of Directors since 1992 and as a non-executive employee since 2001. Mr. Miau is the Chairman of the Board of MiTAC International Corporation, MiTAC Incorporated, Synnex Technology International and us. Mr. Miau is also the Chairman of UPC Technology Corp. and Lien Hwa Industrial Corp. He is also a member of the Board of Directors of the Institute for Information Industry in Taiwan. Mr. Miau received a Bachelor of Science degree in Electrical Engineering/Computer Science from the University of California, Berkeley and a Master of Business degree from Santa Clara University.

Robert Huang founded SYNNEX in 1980 and serves as President, Chief Executive Officer and Director. Prior to founding SYNNEX, Mr. Huang served as the Headquarters Sales Manager of Advanced Micro Devices, a semiconductor company. Mr. Huang received a Bachelor of Science degree in Electrical Engineering from Kyushyu University, Japan, Master of Science degrees in Electrical Engineering and Statistics from the University of Rochester and a Master of Science degree in Management Science from the Sloan School of Management at the Massachusetts Institute of Technology.

Fred Breidenbach has served as a member of our Board of Directors since February 2003. Mr. Breidenbach has had his own consulting firm of FA Breidenbach & Associates, LLC since November 1997. Prior to that, he served as the President and Chief Operating Officer of Gulfstream Aerospace Corporation, an aviation company, from 1993 to 1997. Prior to joining Gulfstream, Mr. Breidenbach spent 25 years in various positions at General Electric Company, including five years as an officer of the General Electric Company and two years as President,

GE Aerospace Asia Pacific, responsible for business development and Asian operations. Mr. Breidenbach received a Bachelor of Science degree in Industrial Engineering from Pennsylvania State University and a Master of Business Administration from Xavier University.

David Rynne has served as a member of our Board of Directors since October 2003. Mr. Rynne served as the Chief Executive Officer of Receipt.com, a secure data transfer company, from July 1999 until its acquisition by Vali-Cert in December 1999. From August 1998 to June 1999, he served as Vice President at Nortel Networks, a networking solutions company. Mr. Rynne served as the Executive Vice President and Chief Financial Officer at Bay Networks from January 1997 until its merger into Nortel Networks in August 1998. From July 1982 until December 1996, Mr. Rynne was Senior Vice President and Chief Financial Officer of Tandem Computers, a computer manufacturer. Prior to Tandem, Mr. Rynne spent 18 years in various financial positions including Corporate Controller at Burroughs Corporation. Mr. Rynne is on the Board of Directors of Zoran Corporation and two private companies. Mr. Rynne received a Bachelor of Science degree in Finance and a Master of Business Administration from the University of Buffalo.

Young Sohn has served as a member of our Board of Directors since February 2001. Mr. Sohn joined Agilent Technologies, Inc., a global diversified technology company, in August 2003 as the Senior Vice President and President of the Semiconductor Products Group. From February 1999 to August 2003, Mr. Sohn was the Chairman and Chief Executive Officer of Oak Technology, Inc. Before joining Oak Technology, Inc., Mr. Sohn served as President of the Hard Disk Drive Group of Quantum Corporation from February 1996 to February 1999. Prior to Quantum Corporation, Mr. Sohn spent ten years in various management positions at Intel Corporation, including Marketing Director of Worldwide Channel Marketing, and PC Chipset Business Unit Manager. Mr. Sohn is a member of the Board of Directors of Cymer, Inc. Mr. Sohn received a Bachelor of Science degree in Electrical Engineering from the University of Pennsylvania and a Master of Business Administration from the Sloan School of Management at the Massachusetts Institute of Technology.

Dwight Steffensen has served as a member of our Board of Directors since February 2002. Mr. Steffensen served as the Chairman and Chief Executive Officer of Merisel, Inc. from February 1996 until August 2000. Prior to joining Merisel, Mr. Steffensen served as President and Chief Operating Officer at Bergen Brunswig Corporation, a healthcare company. Prior to the merger of Bergen Brunswig Corporation and Synergex Corporation, he served as President and Chief Executive Officer of Synergex. Mr. Steffensen is a member of the Board of Directors of OmniVision Technologies, Inc. Mr. Steffensen received a Bachelor of Science degree in Economics from Stanford University and is a certified public accountant.

There are no family relationships among any of our directors or executive officers.

Vote Required

The six nominees for directors receiving the highest number of affirmative votes will be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Your Board of Directors recommends a vote FOR the election of the nominees set forth above as directors of SYNNEX.

Organization of the Board of Directors

The Board of Directors held five meetings during the fiscal year ended November 30, 2004 and each director attended at least 75% of the total regularly scheduled and special meetings of the Board of Directors and the committees on which they served. We do not have a policy regarding directors’ attendance at the Annual Meeting. Two directors attended the 2004 Annual Meeting of Stockholders. The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. We believe that all members of the Audit,

Compensation, and Nominating and Corporate Governance Committees meet the independence standards of the New York Stock Exchange and SEC rules and regulations. The Board has approved a charter for each of these committees, except the Executive Committee, that can be found on our website at www.synnex.com.

Communications with the Board

The Board of Directors has a process for stockholders to send communications to directors. If you wish to communicate with the Board of Directors, you may send your communication in writing to: Dwight Steffensen, Chairman of the Audit Committee, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538 or Jorge A. del Calvo, Pillsbury Winthrop LLP, 2475 Hanover Street, Palo Alto, California 94304-1114. You must include your name and address in the written communication and indicate whether you are a stockholder of SYNNEX. Messrs. Steffensen or del Calvo will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Audit Committee

Number of Members:	3

Members:	Fred Breidenbach David Rynne Dwight Steffensen, Chairman and Financial Expert

Number of Meetings in 2004:	11

Functions:	The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management.

Compensation Committee

Number of Members:	3

Members:	David Rynne Young Sohn, Chairman Dwight Steffensen

Number of Meetings in 2004:	6

Functions:	The Compensation Committee determines our general compensation policies and the compensation provided to our directors and officers. The Compensation Committee also reviews and determines bonuses for our officers and other employees. In addition, the Compensation Committee reviews and determines equity-based compensation for our directors, officers, and employees and administers our stock option plans and employee stock purchase plan.

Nominating and Corporate Governance Committee

Number of Members:	3

Members:	Fred Breidenbach, Chairman David Rynne Young Sohn

Number of Meetings in 2004:	4

Functions:

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board and for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters. In addition, the Nominating and Corporate Governance Committee is responsible for considering shareholder nominees.

The Nominating and Corporate Governance Committee has a charter and a copy is attached as Appendix A to this Proxy Statement.

Executive Committee

Number of Members:	3

Members:	Robert Huang Matthew Miau, Chairman David Rynne

Number of Meetings in 2004:	4

Functions:	The Executive Committee is responsible for identifying strategic opportunities, including but not limited to acquisitions or investments and assessing these opportunities. The Executive Committee is also responsible for making recommendations to our Board of Directors regarding these opportunities.

Director Nominations

The Board of Directors nominates directors for election at each Annual Meeting of Stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election.

The Nominating and Corporate Governance Committee has a policy regarding consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee investigates suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, the Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to SYNNEX and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of the New York Stock Exchange. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

Prior to each Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the Annual Meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify SYNNEX’s Corporate Secretary, any member of the Nominating and Corporate Governance Committee, or the persons referenced in Communications with the Board on page 5 in writing with any supporting material the stockholder considers appropriate.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting of Stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to SYNNEX’s Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, SYNNEX’ Bylaws provide that SYNNEX must have received the stockholder’s notice not less than 50 days nor more than 75 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders less than 65 days prior to the meeting date, SYNNEX must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day SYNNEX mailed notice of the Annual Meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the Annual Meeting. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Corporate Secretary, SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. You can obtain a copy of our Bylaws by writing to the Corporate Secretary at this address.

Directors’ Compensation

Each non-employee member of your Board of Directors receives a cash bonus of $25,000 upon joining the Board (prorated if he or she joins mid-year) and then receives an annual cash retainer fee of $25,000. For fiscal year 2004, each non-employee director also received an additional $2,000 for each meeting of the Board of Directors attended and $2,000 for each committee meeting attended in-person, and $500 for each committee meeting attended by telephone, video or other non-in-person attendance. For fiscal year 2005, each non-employee director receives an additional $2,000 for each meeting of the Board of Directors attended, $2,000 for each committee meeting attended in-person, and $500 for each committee meeting attended by telephone, video or other non-in-person attendance. In addition, each committee chair receives an annual retainer fee of $5,000. All directors are reimbursed for their reasonable out-of-pocket expenses in serving on the Board of Directors or any committee of the Board of Directors.

Directors had previously been eligible to receive stock options under our 1997 Stock Option/Stock Issuance Plan and our Special Executive Stock Option/Stock Issuance Plan. Currently, directors are eligible to receive equity incentives, in the form of stock options and/or direct stock issuances, under our 2003 Stock Incentive Plan. Each non-employee director who is first elected as a non-employee Board member and who has not been in our prior employ will receive an option to purchase 25,000 shares of our common stock on the date he or she joins the Board. On the date of each annual stockholders meeting, each of our continuing non-employee Board members will receive an option to purchase 5,000 shares of our common stock pursuant to the automatic option grant program under our 2003 Stock Incentive Plan, provided such individual has served on the Board for at least six months. The options will have an exercise price equal to the fair market value of the common stock on the grant date, and will have a term of 10 years, subject to earlier termination following the director’s cessation of Board service. The shares subject to each annual 5,000 share automatic option grant and the shares subject to each initial 25,000 share automatic option grant will vest over five years at a rate of 20% upon the first anniversary of their vesting start dates and then at a rate of 1/60th per month thereafter. Before adoption of our 2003 Stock Incentive Plan, options were generally granted to non-employee directors for the same number of shares and subject to the same basic terms as described above.

In fiscal year 2004, Matthew Miau received a $225,000 retainer and a 50,000 share option grant. Mr. Miau did not receive any Board or committee meeting fees. For fiscal year 2005, the Compensation Committee has recommended and the Board of Directors has approved a $225,000 retainer for Mr. Miau. Similar to fiscal year 2004, Mr. Miau’s fiscal year 2005 compensation is based primarily upon his non-executive back-up role to Mr. Huang in the event Mr. Huang were unable to serve as President and Chief Executive Officer and certain time commitments devoted to SYNNEX as Chairman of SYNNEX. Any future compensation payable to Mr. Miau will be based upon the recommendation of the Compensation Committee and subject to the approval of the Board of Directors. In fiscal year 2004, Mr. Breidenbach received a $30,000 retainer, $32,000 for Board and committee meeting fees and a 5,000 share option grant. In fiscal year 2004, Mr. Rynne received a $25,000 retainer, $49,000 for Board and committee meeting fees and a 5,000 share option grant. In fiscal year 2004, Mr. Sohn received a $30,000 retainer, $25,000 for Board and committee meeting fees and a 5,000 share option grant. In fiscal year 2004, Mr. Steffensen received a $30,000 retainer, $33,500 for Board and committee meeting fees and a 5,000 share option grant.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves on the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 11, 2005, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our executive officers listed in the Summary Compensation Table on page 12, (iii) each of our directors and (iv) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538. The percentage of common stock beneficially owned is based on 28,263,189 shares outstanding as of February 11, 2005.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership			Percentage Beneficially Owned(1)(2)
	Shares Beneficially Owned(1)	Right To Acquire Beneficial Ownership within 60 days of February 11, 2005	Total
5% Stockholders:
MiTAC International Corporation and related parties(3)	19,593,735	—	19,593,735	69.3%
FMR Corp.(4) 82 Devonshire Street Boston, MA 02109	1,660,650	—	1,660,650	5.9%

Directors and Named Executive Officers:
Matthew Miau(5)	41,368	1,445,000	1,486,368	5.0%
Robert Huang	117,000	1,722,499	1,839,499	6.1%
Peter Larocque	—	223,347	223,347	*
John Paget	—	—	—	*
Dennis Polk	—	46,834	46,834	*
Simon Leung	—	35,208	35,208	*
Fred Breidenbach	—	11,417	11,417	*
David Rynne	—	8,500	8,500	*
Young Sohn	—	26,999	26,999	*
Dwight Steffensen	—	18,500	18,500	*
All current directors and executive officers as a group (10 persons)	158,368	3,538,304	3,696,672	11.6%

*	Amount represents less than 1% of our common stock.

(1)	We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire within 60 days of February 11, 2005 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

(3)

Represents 11,697,024 shares held by Silver Star Developments Ltd., 5,294,444 shares held by Peer Developments Ltd., 2,452,267 shares held by Constant Holdings Ltd., 100,000 shares held by Harbinger (BVI) Venture Capital Corporation and 50,000 shares held by Budworth Investments Ltd. Matthew Miau, Feng-Tzu Tsai, Jhi-Wu Ho and Chi-Ying Yuan, the directors of Silver Star Developments Ltd., hold shared voting and dispositive power over the shares held by Silver Star Developments Ltd. Matthew Miau and Evans S.W. Tu, the directors of Peer Developments Ltd., hold shared voting and dispositive power over the shares held by of Peer Developments Ltd. Matthew Miau and Hermie Hoi-Ming Miu, the directors of

Constant Holdings Ltd., hold shared voting and dispositive power over the shares held by Constant Holdings Ltd. C.K. Cheng and T.C. Chou, the directors of Harbinger (BVI) Venture Capital Corporation, hold shared voting and dispositive power over the shares held by Harbinger (BVI) Venture Capital Corporation and C.K. Cheng and T.C. Chou, the directors of Budworth Investments Ltd., hold shared voting and dispositive power over the shares held by Budworth Investments Ltd.

(4)	Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, by FMR Corp. Consists of 1,660,650 shares beneficially held by FMR Corp., 213,150 shares for which it possesses sole voting power and 1,660,650 shares for which it possesses sole dispositive power.

(5)	Excludes all securities held by Silver Star Developments Ltd., Peer Developments Ltd., Constant Holdings Ltd., Harbinger (BVI) Venture Capital Corporation and Budworth Investments Ltd. Mr. Miau disclaims beneficial ownership of the shares held by the above-listed entities, except to the extent of his pecuniary interest therein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2004 with the exception of the following late filings: (a) Mr. Matthew Miau was late filing his Form 4 with respect to one transaction, which was subsequently reported on a Form 4; (b) Mr. Robert Huang was late filing his Form 4 with respect to one transaction, which was subsequently reported on a Form 4; (c) Mr. Peter Larocque was late filing his Form 4 with respect to one transaction, which was subsequently reported on a Form 4; (d) Mr. David Rynne was late filing his Form 4 with respect to one transaction, which was subsequently reported on a Form 4; (e) Mr. Young Sohn was late filing his Form 4 with respect to one transaction, which was subsequently reported on a Form 4; (f) Mr. Dwight Steffensen was late filing his Form 4 with respect to one transaction, which was subsequently reported on a Form 4; (g) Mr. Fred Breidenbach was late filing his Form 4 with respect to one transaction, which was subsequently reported on a Form 4; (h) Mr. Dennis Polk was late filing his Form 4 with respect to one transaction, which was subsequently reported on a Form 4; and (i) Mr. Simon Leung was late filing his Form 4 with respect to one transaction, which was subsequently reported on a Form 4.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving SYNNEX’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by SYNNEX’s independent accountants and reviewing their reports regarding SYNNEX’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by your Board of Directors. SYNNEX’s management is responsible for preparing SYNNEX’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by SYNNEX’s management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that SYNNEX’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90 (Communication With Audit Committees), as amended. In addition, the independent registered public accountants provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and the independent registered public accountants have discussed such accountants’ independence from SYNNEX and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The Audit Committee has discussed with SYNNEX’s independent registered public accountants, with and without management present, their evaluations of SYNNEX’s internal accounting controls and the overall quality of SYNNEX’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in SYNNEX’s Annual Report on Form 10-K for the fiscal year ended November 30, 2004, for filing with the SEC.

Respectfully submitted on February 18, 2005, by the members of the Audit Committee of your Board:

Mr. Dwight Steffensen, Chairman

Mr. Fred Breidenbach

Mr. David Rynne

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation for services rendered in all capacities to us for the three fiscal years ended November 30, 2004 for our President and Chief Executive Officer and the four other most highly compensated executive officers as of November 30, 2004 whose total annual salary and bonus for fiscal year 2004 exceeded $100,000, whom we refer to in this proxy statement as the named executive officers.

Name and Principal Position	Year	Annual Compensation				Other Compensation			Long-Term Compensation Awards
		Salary($)		Bonus($)					Securities Underlying Options
Robert Huang President, Chief Executive Officer, and Director	2004 2003 2002	$ $ $	400,000 427,517 350,000	$ $ $	1,800,000 1,100,000 1,100,000		— — —		110,000 150,000 375,000

John Paget(1) President of North America and Chief Operating Officer	2004 2003 2002		$173,077 — —		$130,000 — —		$103,821 — —	(2)	150,000 — —

Peter Larocque Executive Vice President, Distribution	2004 2003 2002	$ $ $	268,077 255,462 277,645	$ $ $	420,000 350,000 300,000	$ $ $	4,100 4,100 4,100	(3) (3) (3)	75,000 75,000 75,000

Dennis Polk(4) Chief Financial Officer and Senior Vice President, Corporate Finance	2004 2003 2002	$ $ $	199,000 184,418 138,836	$ $ $	180,000 150,000 50,000	$ $ $	500 500 500	(5) (5) (5)	50,000 50,000 75,000

Simon Leung General Counsel and Corporate Secretary	2004 2003 2002	$ $ $	163,702 155,555 148,967	$ $ $	75,000 75,000 60,000	$ $ $	500 500 500	(5) (5) (5)	17,500 17,500 20,000

(1)	Mr. Paget joined us as President of North America and Chief Operating Officer in May 2004.

(2)	Represents $103,821 in relocation expenses.

(3)	Represents $3,600 in automobile allowance and $500 in 401(k) plan contributions.

(4)	Mr. Polk joined us as our Chief Financial Officer and Senior Vice President of Corporate Finance in February 2002.

(5)	Represents $500 in 401(k) plan contributions.

Grant of Stock Options

The following table sets forth information on grants of options to purchase shares of our common stock in fiscal year 2004 to the named executive officers.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(1)	Expiration Date(2)	5%($)	10%($)
Robert Huang	110,000	10.3%	$16.10	9/27/14	$2,063,418	$4,334,670
John Paget	150,000	14.0%	$16.94	5/24/14	$2,687,752	$5,784,914
Peter Larocque	75,000	7.0%	$16.10	9/27/14	$1,406,876	$2,955,457
Dennis Polk	50,000	4.7%	$16.10	9/27/14	$937,918	$1,970,305
Simon Leung	17,500	1.6%	$16.10	9/27/14	$328,272	$689,607

(1)	The exercise price was equal to 100% of the fair market value of our common stock on the date of grant.

(2)	The options have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(3)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of five percent (5%) and ten percent (10%) compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of our common stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares of common stock. The actual gains, if any, on the stock option exercises will depend on the future performance of our common stock, the optionee’s continued employment through applicable vesting periods and the date on which the options are exercised.

Exercise of Stock Options

The following table sets forth information on option exercises in fiscal year 2004 and the exercisable and unexercisable options held by the named executive officers

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired On Exercise(#)	Value Realized($)(1)	Securities Underlying Unexercised Options at November 30, 2004		Value of Unexercised In-the- Money Options at November 30, 2004($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert Huang	25,000	$323,000	1,654,999	430,000	$23,681,983	$4,016,000
John Paget	—	—	—	150,000	—	669,000
Peter Larocque	68,600	876,687	246,198	174,999	3,492,986	1,422,488
Dennis Polk	—	—	51,250	123,749	564,250	1,025,741
Simon Leung	—	—	31,043	43,956	313,804	359,437

(1)	Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.

(2)	Calculated on the basis of the fair market value of the underlying securities at November 30, 2004 ($21.40 per share) minus the exercise price.

Employment, Severance and Change of Control Arrangements

If any of the following officers is terminated without cause within two months before or 12 months after a change in control of us (including a voluntary termination because of a reduction in salary or position or a relocation), the officer would be entitled to the following post-termination salary and benefits arrangements:

•	Executive Vice Presidents would be entitled to receive salary continuation at the rate equal to the average of such officer’s total salary and bonus over the prior three years for a minimum of 18 months plus one month per year of employment with us after the eighteenth year of such employment, up to a maximum of 24 months, and paid COBRA for two years; and

•	Senior Vice Presidents and the Chief Information Officer would be entitled to receive salary continuation at the rate equal to the average of such officer’s total salary and bonus over the prior three years for a minimum of 12 months plus one month per year of employment with us after the thirteenth year of such employment, up to a maximum of 18 months, and paid COBRA for one year.

In addition, if our President of North America and Chief Operating Officer is terminated due to a change in control of us or without cause, such officer would be entitled to receive salary continuation at the rate equal to six months of base salary plus monthly targeted-bonus if such termination occurs in the first year of employment. If such termination occurs after the first year, such officer would be entitled to receive an additional three months of severance pay for each additional year of service up to a maximum of 18 months.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Business Relationships and Agreements with MiTAC International Corporation.    We have a business relationship with MiTAC International Corporation that began in 1992 when it, through its affiliates, became our primary investor.

We work closely with MiTAC International to collaborate on OEM outsourcing opportunities and jointly market MiTAC International’s design and electronic manufacturing services and our contract assembly capabilities. This relationship has enabled us to build relationships with MiTAC International’s customers and we continue to work with and depend on MiTAC International to jointly serve our shared customers.

In fiscal years 2002, 2003 and 2004, we purchased inventories, including notebook computers, motherboard and other peripherals, from MiTAC International and its affiliates totaling approximately $142 million, $214 million and $406 million, respectively. Our sales to MiTAC International and its affiliates during fiscal years 2002, 2003 and 2004, totaled approximately $2.4 million, $1.0 million and $1.7 million, respectively.

Our business relationship to date with MiTAC International has been informal and is not governed by long-term commitments or arrangements with respect to pricing terms, revenue or capacity commitments. Accordingly, we negotiate manufacturing and pricing terms, including allocating customer revenue, on a case-by-case basis with MiTAC International and our assembly customers for a given project. Our business relationship with MiTAC International has been and will continue to be negotiated as related parties and therefore may not be the result of arms’-length negotiations between independent parties. Our relationship, including pricing and other material terms with our shared customers or with MiTAC International, may or may not be as advantageous to us as the terms we could have negotiated with unaffiliated third parties. We believe that the terms of these services in the aggregate are at least as favorable to us as those we could have obtained from unrelated third parties through arms’-length negotiations. We have adopted a policy requiring material transactions in which any of our directors has a potential conflict of interest to be approved by our Audit Committee, which is composed of disinterested members of the Board. Notwithstanding this policy, MiTAC International can generally control us and can determine the outcome of all matters submitted for stockholder approval.

Logistical Distribution Agreement.    In July 2004, our subsidiary in Canada, SYNNEX Canada Limited, entered into a logistical distribution agreement with MiTAC International. Pursuant to the agreement, SYNNEX Canada may purchase and MiTAC International may sell certain MiTAC International products for distribution in Canada. Each sale and purchase is based upon a mutually acceptable purchase order. The agreement has an initial term of one year and will automatically renew for subsequent one year terms. The agreement may be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party. Either party may immediately terminate the agreement by providing written notice of (a) the other party’s material breach of any provision of the agreement and failure to cure within 30 days, or (b) if the other party becomes bankrupt or insolvent.

Purchase Price Settlement Agreement.    In June 2004, we entered into a purchase price settlement agreement with MiTAC International on the final purchase price related to the acquisition of our current subsidiary in the United Kingdom, Synnex Information Technologies (UK) Limited, which was acquired from MiTAC International in fiscal year 2000. As a result of this agreement, we realized a gain of approximately $1.2 million.

Joint Sales and Marketing Agreement with MiTAC International.    In May 2002, we entered into a joint sales and marketing agreement with MiTAC International. Pursuant to the agreement, both parties agree to use their commercially reasonable efforts to promote the other party’s capabilities to their respective customers who are interested in such product offerings. This agreement does not provide for the terms upon which we negotiate manufacturing and pricing terms, including allocating customer revenue. To date, these negotiations have been on a case-by-case basis. There are no sales attributable to the joint marketing agreement. The agreement had an initial term of one year and will automatically renew for subsequent one year terms unless either party provides written notice of non-renewal within 90 days of the end of any renewal term. The agreement may also be terminated without cause either by the mutual written agreement of both parties or by either party without cause upon 90 days prior written notice of termination to the other party. Either party may immediately terminate the agreement by providing written notice of (a) the other party’s material breach of any provision of the agreement and failure to cure within 30 days, or (b) if the other party becomes bankrupt or insolvent.

Agreement with MiTAC International and Sun Microsystems.    In August 1999, MiTAC International entered into a general agreement with Sun Microsystems. This agreement does not constitute a contract or obligation by Sun Microsystems to purchase products or services. In February 2002, the agreement was amended to include us as a supplier under the agreement. Pursuant to the agreement, the terms for the manufacture and purchase of each particular product awarded by Sun Microsystems are individually negotiated and if agreed upon by the parties, such terms are included in a product award letter. There is no minimum level of commitment required by any of the parties under the agreement. We negotiate manufacturing and pricing terms, including allocating customer revenue based on manufacturing services that each party provides, on a project-by-project basis with MiTAC International and Sun Microsystems for a given project. In the past, these negotiations with MiTAC International were not conducted on an arms’-length basis. In fiscal year 2004, we paid an aggregate of approximately $406 million, including amounts under this agreement, to MiTAC International. All of our contract assembly services to Sun Microsystems are covered by the general agreement. The agreement continues indefinitely until terminated in accordance with its terms. Sun Microsystems may terminate this agreement for any reason on 60 days written notice. Any party may terminate the agreement with written notice if one of the other parties materially breaches any provision of the agreement and the breach is incapable of being cured or is not cured within 30 days. The agreement may also be terminated on written notice if one of the other parties becomes bankrupt or insolvent.

Registration Rights Agreement.    We have entered into a registration rights agreement with certain holders of our common stock, including the MiTAC International affiliated entities. The holders of an aggregate of 19,593,735 shares of our common stock will be entitled to registration rights with respect to their shares. Any group of holders of at least 30% of the securities with registration rights can require us to register all or part of their shares at any time following six months after our initial public offering, so long as the thresholds in the registration rights agreement are met with respect to the amount of securities to be sold. After we have completed two such registrations subject to certain exceptions, we are no longer subject to these demand rights. In addition, holders of securities with registration rights may also require us to include their shares in future registration statements we file, subject to cutback at the option of the underwriters of any such offering. Subject to our eligibility to do so, holders of registrable securities may also require us to register their shares with the SEC on Form S-3 if total proceeds are at least $500,000 and if we have not completed two such registrations in any 12-month period. Upon any of these registrations, these shares will be freely tradable in the public market without restriction.

Sales of Securities.    In November 2003, we, through our wholly owned subsidiary, Sennex Enterprises Limited, acquired all of the outstanding shares of Mitac Computers (ShenZhen) Ltd. from Mitac Pacific (H.K.) Ltd., a company controlled by our largest indirect stockholder, MiTAC International, for $1. We acquired Mitac Computers (ShenZhen) Ltd. as part of our effort to consolidate international shipments to enable more efficient supply chain management.

Additional Compensation for Mr. Miau.    In fiscal year 2004, Matthew Miau received a $225,000 retainer and a 50,000 share option grant. Mr. Miau did not receive any Board or committee meeting fees. For fiscal year 2005, the Compensation Committee has recommended and the Board of Directors has approved a $225,000 retainer for Mr. Miau. Similar to fiscal year 2004, Mr. Miau’s fiscal year 2005 compensation is based primarily upon his non-executive back-up role to Mr. Huang in the event Mr. Huang were unable to serve as President and Chief Executive Officer and certain time commitments devoted to SYNNEX as Chairman of SYNNEX. Any future compensation payable to Mr. Miau will be based upon the recommendation of the Compensation Committee and subject to the approval of the Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by SYNNEX under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Compensation Philosophy and Practice

The Compensation Committee has overall responsibility for SYNNEX’s executive compensation policies as provided in a written charter adopted by your Board of Directors. The Compensation Committee has provided the following report on the compensation policies of SYNNEX as they apply to the executive officers, including the President and Chief Executive Officer, and the relationship of SYNNEX’s performance to executive compensation.

Overview of Compensation Policies

SYNNEX’s compensation policies are designed to address a number of objectives, including attracting and retaining high quality executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating executive officers to achieve significant returns for our stockholders. To promote these policies, the Compensation Committee historically has employed a compensation program that consists of the following principal elements:

•	base salary;

•	profit sharing program;

•	stock options;

•	deferred compensation plan; and

•	benefits.

The first three elements, base salary, profit sharing program, and stock options, are administered primarily in three cycles to provide year-long incentives. Merit raises for base salaries are generally performed in the April-May period. Stock option grants are generally awarded in the August-September period. Profit sharing program bonuses are generally paid in the December-January period.

When establishing salaries, profit sharing program bonuses and stock option grants for each of the executive officers, the Compensation Committee considers the recommendations of the President and Chief Executive Officer, the officer’s role, responsibilities and performance during the past year, and the amount of compensation paid to executive officers in similar positions at comparable companies. While base salaries may be low in relation to comparable companies, there is a high variable with respect to the compensation pursuant to the profit sharing program and stock options. To assist in this process, the Compensation Committee reviews data from independent compensation consultants concerning the compensation paid to officers at comparable companies. The Compensation Committee generally sets the compensation of the executive officers at levels that are competitive with SYNNEX’s competitors. When setting the compensation of each of the executive officers, the Compensation Committee considers all of the factors set forth above, but does not assign any specific weighting or apply any formula to these factors. The Compensation Committee does, however, give significant consideration to the recommendations of the President and Chief Executive Officer.

SYNNEX generally applies its compensation philosophy worldwide, in accordance with local law.

Fiscal Year 2004 Executive Officer Compensation

The components of executive officer compensation are described below.

Base Salary.    Base salaries for SYNNEX’s executive officers are reviewed and adjusted on an annual basis. In determining compensation for SYNNEX’s executive officers for fiscal year 2004, the Compensation Committee considered a number of factors. In the case of all executive officers of SYNNEX, determination of base salary was based on a number of criteria, including the individual officer’s performance level during the prior year, the officer’s base compensation level during the prior year, individual achievements of that officer and base salary paid to officers in comparable positions at companies in SYNNEX’s industry and of comparable size. Determination of base salary is not made in accordance with a strict formula which measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges following statistical analysis and subjective policies and practices, including an overall review of the foregoing factors, all of which are considered when making the determination of base salary.

Profit Sharing Program.    SYNNEX has a profit sharing program under which we accrue a certain percentage of SYNNEX pre-tax, before profit sharing accrual, profits for bonus allocation purposes. Under this profit sharing program, bonuses granted to executive officers are determined by our Compensation Committee. For fiscal year 2005, the Compensation Committee has recommended and the Board of Directors has approved an accrual of 12.75% of SYNNEX pre-tax, before profit sharing accrual, profits for bonus allocation purposes. Bonuses to executive officers will be based upon the achievement of pre-tax, before profit sharing accrual, profits. Executive officers will not be eligible for bonuses unless we meet or exceed threshold target performance percentages, established for each executive officer, of an internally established pre-tax, before profit sharing accrual, profits goal. The actual bonus payable, if the applicable minimum threshold percentage is met, will be paid upon a sliding scale of the target performance percentage actually achieved and dollar limits established by the Compensation Committee for each individual executive officer. In addition, Mr. Robert Huang has the discretion to recommend to the Compensation Committee to increase or decrease bonuses by up to 30% of all other executive officers. Bonus allocations to all other employees are granted at our discretion. Bonus amounts paid to employees through the profit sharing program are not based on quantitative goals. Payments are based primarily on rewarding employees for individual contribution. There are no goal amounts within the profit sharing program as payments are based on the recommendations of managers, and of the Compensation Committee for senior executives, as a result of their assessment of these factors for the year.

Stock Options.    The Compensation Committee’s determination with respect to stock option grants to executive officers for fiscal year 2004 was based on the principal following elements:

•	job responsibilities and past performance;

•	future anticipated contributions;

•	potential reward to the executive officer if the stock price appreciates in the public market;

•	management tier classification;

•	stock option grants made by competitors;

•	corporate performance; and

•	existing stock and unvested option holdings.

Determination of stock option grant amounts is not made in accordance with a strict formula which measures weighted qualitative and quantitative factors, but rather is based on objective data synthesized to competitive ranges following statistical analysis and subjective policies and practices, including an overall review of both individual and corporate performance and the value of stock option grants of comparable officers at comparable companies.

Option grants may also be made to new executive officers upon commencement of employment and, on occasion, to executive officers in connection with a significant change in job responsibility. The Compensation

Committee believes these stock option grants will more closely align the long-term interests of senior management with those of stockholders and assist in the retention of key executives.

Deferred Compensation Plan.    Our deferred compensation plan became effective on January 1, 1994. The deferred compensation plan is designed to permit designated employees to accumulate additional income for retirement and other personal financial goals through a nonqualified deferred compensation plan that enables the officer or director to make elective deferrals of compensation to which he or she will become entitled in the future.

Benefits.    SYNNEX provides various employee benefit programs to its executive officers, including medical, dental and life insurance benefits and 401(k) Profit Sharing Plan. Except for an allowance for personal use of SYNNEX transportation and some non-material perquisites provided to executive officers, these benefit programs are generally available to all employees of SYNNEX. SYNNEX also provides U.S. employees with the opportunity to purchase our common stock through payroll deductions at a discounted price through SYNNEX’s 2003 Employee Stock Purchase Plan. However, directors, executive officers and officers at the Senior Vice President level and above are not eligible to participate in SYNNEX’s 2003 Employee Stock Purchase Plan.

Tax Deductibility Considerations

It is SYNNEX’s policy generally to qualify compensation paid to executive officers for deductibility under section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits SYNNEX from deducting the compensation of executive officers that exceeds $1,000,000 unless that compensation is based on the satisfaction of objective performance goals. SYNNEX’s 2003 Stock Incentive Plan, 2003 Employee Stock Purchase Plan, 1997 Stock Option/Stock Issuance Plan, Special Executive Stock Option/Stock Issuance Plan, and 1993 Stock Option Plan are structured to permit awards under such plans to qualify as performance-based compensation and to maximize the tax deductibility of such awards. However, SYNNEX reserves the discretion to pay compensation to its executive officers that may not be deductible.

Compensation of President and Chief Executive Officer

Pursuant to the recommendation of the Compensation Committee, Mr. Huang received an annual base salary in the amount of $400,000 and a profit sharing program bonus of $1,800,000 for fiscal year 2004. The Compensation Committee determined Mr. Huang’s compensation pursuant to objective data synthesized to competitive ranges following statistical analysis and subjective policies and practices, including assessment of his achievements, and a review of compensation paid to presidents and chief executive officers of comparable companies. On September 27, 2004, Mr. Huang was granted a 110,000 share option grant to purchase common stock of SYNNEX based on his anticipated contributions to SYNNEX. These stock options were granted under SYNNEX’s 2003 Stock Incentive Plan, have a 10-year term, vest over five years at a rate of 20% upon the first anniversary of their vesting start dates and then at a rate of 1/60th per month thereafter and have an exercise price equal to market value on the date of grant.

Conclusion

All aspects of SYNNEX’s executive compensation are subject to change at the discretion of the Compensation Committee. The Compensation Committee will monitor SYNNEX’s executive compensation on an ongoing basis to ensure that it continues to support a performance-oriented environment and remains properly integrated with SYNNEX’s annual and long-term strategic objectives.

Respectfully submitted on February 18, 2005, by the members of the Compensation Committee of your Board:

Mr. Young Sohn, Chairman

Mr. David Rynne

Mr. Dwight Steffensen

SYNNEX STOCK PRICE PERFORMANCE

Stock Price Performance Graph

The stock price performance graph below, which assumes a $100 investment on November 25, 2003 and reinvestment of any dividends, compares our cumulative total shareowner return (assuming reinvestment of dividends), the NYSE Composite Index and the Standard Industrial Classification (“SIC”) Code Index (SIC Code 5045—Computer and Computer Peripheral Equipment and Software) for the period beginning November 25, 2003 through November 30, 2004. The closing price per share of the common stock was $21.40 on November 30, 2004. No cash dividends have been declared on our common stock since the initial public offering. The comparisons in the table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

COMPARE CUMULATIVE TOTAL RETURN

AMONG SYNNEX CORPORATION,

NYSE MARKET INDEX AND SIC CODE INDEX

ASSUMES $100 INVESTED ON NOV. 25, 2003

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING NOV. 30, 2004

Total Return Analysis	11/25/03	11/30/03	2/27/04	5/28/04	8/31/04	11/30/04
SYNNEX CORPORATION	100.00	100.35	135.92	120.00	111.90	150.70
SIC CODE INDEX	100.00	100.00	116.82	113.32	109.96	123.51
NYSE MARKET INDEX	100.00	100.00	110.02	107.15	106.96	115.35

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS

The Audit Committee, which is composed entirely of non-employee independent directors, has selected PricewaterhouseCoopers LLP as independent accountants to audit our books, records and accounts and our subsidiaries for the fiscal year 2005. Your Board has endorsed this appointment. Ratification of the selection of PricewaterhouseCoopers LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of SYNNEX and its stockholders. PricewaterhouseCoopers LLP previously audited our consolidated financial statements during the three fiscal years ended November 30, 2004. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP for the years ended November 30, 2004 and 2003, were as follows:

Services Provided	2004	2003
Audit	$1,425,000	$1,359,000
Audit Related	—	—
Tax	113,000	—
All Other	—	—

Total	$1,538,000	$1,359,000

Audit Fees.    The aggregate fees billed for the years ended November 30, 2004, and 2003, were for professional services rendered for the audits of our consolidated financial statements, statutory audits of our subsidiaries, reviews of our interim consolidated financial statements and services provided in connection with statutory and regulatory filings, including the initial public offering.

Audit Related Fees.    There were no audit related fees billed for the years ended November 30, 2004 and 2003.

Tax Fees.    The aggregate fees billed for the year ended November 30, 2004 were for professional services rendered relating to state tax audits in the United States and tax reporting and VAT tax accounting in Mexico. The aggregate fees billed for the year ended November 30, 2003 were less than $10,000. These fees were part of subsidiary statutory work performed by PricewaterhouseCoopers LLP and are included within Audit Fees.

All Other Fees.    There were no other fees billed for the years ended November 30, 2004 and 2003.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by PricewaterhouseCoopers LLP and the estimated fees related to these services.

During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.

Your Board of Directors recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2006 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Corporate Secretary no later than October 28, 2005. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2006 Annual Meeting will be ineligible for presentation at the 2006 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of SYNNEX at the principal executive offices of SYNNEX. Under our Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 50 nor more than 75 days prior to the next Annual Meeting of Stockholders. The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

450 Fifth Street, N.W.

Washington, DC 20549

or through the Commission’s Internet web site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

OTHER MATTERS

Your Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Simon Leung

General Counsel and Corporate Secretary

Fremont, California

February 25, 2005

SYNNEX’s 2004 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to SYNNEX Corporation at 44201 Nobel Drive, Fremont, California 94538, Attention: Investor Relations. The request must include a representation by the stockholder that as of February 11, 2005, the stockholder was entitled to vote at the Annual Meeting.

Appendix A

SYNNEX CORPORATION

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

PURPOSE

The purpose of the Nominating and Governance Committee (the “Committee”) of the Board of Directors of SYNNEX Corporation (the “Company”) is:

1.    To assist the Board of Directors in defining and assessing qualifications for Board of Director membership and identify qualified individuals;

2.    To assist the Board of Directors in organizing itself to discharge its duties and responsibilities properly and effectively;

3.    To assist the Board of Directors in ensuring proper attention and effective response to shareholder concerns regarding corporate governance; and

4.    To perform such other duties and responsibilities enumerated in and consistent with this Charter.

MEMBERSHIP AND PROCEDURES

Membership and Appointment

The Committee shall comprise such number of members of the Board of Directors, as shall be determined from time to time by the Board of Directors based on recommendations from the Committee, if any.

The members of the Committee shall be appointed by the Board of Directors upon the recommendation of the Committee.

Removal

The entire Committee or any individual Committee member may be removed from office without cause by the affirmative vote of a majority of the Board of Directors. Any Committee member may resign effective upon giving oral or written notice to the Chairman of the Board of Directors, the Corporate Secretary or the Board of Directors (unless the notice specifies a later time for the effectiveness of such resignation). If the resignation of a Committee member is effective at a future time, the Board of Directors may elect a successor to take office when the resignation becomes effective.

Chairperson

A chairperson of the Committee (the “Chairperson”) may be designated by the Board of Directors based upon recommendations by the Committee, if any. In the absence of such designation, the members of the Committee may designate the Chairperson by majority vote of the full Committee membership. The Chairperson shall determine the agenda, the frequency and the length of meetings and shall have unlimited access to management and information. Such Chairperson shall establish such other rules as may from time to time be necessary and proper for the conduct of the business of the Committee. The Chairperson shall preside over any executive sessions of non-management Directors.

Secretary

The Committee may appoint a Secretary whose duties and responsibilities shall be to keep full and complete records of the proceedings of the Committee for the purposes of reporting Committee activities to the Board of Directors and to perform all other duties as may from time to time be assigned to him or her by the Committee, or otherwise at the direction of a Committee member. The Secretary need not be a Director.

Independence

Each member shall meet the objective test of “independence” which has been established by the Board of Directors or in the absence of such test, the Board of Directors shall make an individual determination that such Director is independent within the meaning of any applicable law or any listing standard or rule established by the New York Stock Exchange and applicable to the Committee.

Delegation

The Committee may, by resolution passed by a majority of the Committee, designate one or more subcommittees, each subcommittee to consist of one or more members of the Committee. Any such subcommittee to the extent provided in the resolutions of the Committee and to the extent not limited by applicable law or listing standard, shall have and may exercise all the powers and authority of the Committee. Each subcommittee shall have such name as may be determined from time to time by resolution adopted by the Committee. Each subcommittee shall keep regular minutes of its meetings and report the same to the Committee or the Board of Directors when required.

Authority to Retain Advisers

In the course of its duties, the Committee shall have sole authority, at the Company’s expense, to engage and terminate search firms, as the Committee deems advisable, to identify Director candidates, including the sole authority to approve the search firm’s fees and other retention terms.

Evaluation

The Committee shall undertake an annual evaluation assessing its performance with respect to its purposes and its duties and tasks set forth in this Charter, which evaluation shall be reported to the Board of Directors. In addition, the Committee shall lead the Board of Directors in an annual self-evaluation process, including the self-evaluation of each Board committee, and report its conclusions and any further recommendations to the Board of Directors.

DUTIES AND RESPONSIBILITIES

The following shall be the common recurring duties and responsibilities of the Committee in carrying out its oversight functions. These duties and responsibilities are set forth below as a guide to the Committee with the understanding that the Committee may alter or supplement them as appropriate under the circumstances to the extent permitted by applicable law or listing standard.

1.    Board of Directors and Board Committee Composition

(a)	Annually, the Committee shall assess the size and composition of the Board of Directors in light of the operating requirements of the Company and existing social attitudes and trends.

(b)	The Committee shall develop membership qualifications for the Board of Directors and all Board committees, including defining specific criteria for Director independence and committee membership.

(c)	The Committee shall monitor compliance with Board of Director and Board committee membership criteria.

(d)	Annually, the Committee shall review and recommend Directors for continued service as required based on evolving needs of the Company and existing attitudes and trends.

(e)	The Committee shall coordinate and assist management and the Board of Directors in recruiting new members to the Board of Directors.

(f)	The Committee shall investigate suggestions for candidates for membership on the Board of Directors and shall recommend prospective Directors, as required, to provide an appropriate balance of knowledge, experience and capability on the Board of Directors, including shareholder nominations for the Board of Directors.

2.    The Committee shall evaluate and make recommendations regarding Director compensation levels.

3.    The Committee shall identify best practices and develop and recommend corporate governance principles applicable to the Company.

4.    The Committee shall review proposed changes to the Company’s charter or by-laws, or Board committee charters, and make recommendations to the Board of Directors.

5.    The Committee shall assess periodically and recommend Board of Directors action with respect to shareholder rights plans or other shareholder protections.

6.    The Committee shall recommend Board committee assignments and appointment of corporate officers to the Board of Directors.

7.    The Committee shall review and approve Officer and Director standing for election for outside for-profit boards of directors.

8.    The Committee shall review shareholder proposals and recommend Board of Director response.

9.    The Chairperson of the Committee shall receive interested-party communications directed to non-management Directors.

AMENDMENT

This Charter and any provision contained herein may be amended or repealed by a majority of the Board of Directors.

SYNNEX CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

[3766 - SNNEX CORPORATION revised signoff] [FILE NAME: ZSNX51.ELX] [VERSION - F1(1)] [02/22/05] [orig. 02/22/05]

DETACH HERE

☒	Please mark votes as in this example.	3766

The Board of Directors recommends a vote “FOR” the election of the nominee(s) in Proposal 1 and “FOR” the proposal listed below.

1.	Election of Directors. Nominees:					2.	To ratify the appointment of Pricewaterhouse- Coopers LLP as the Company’s independent registered public accountants.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	(01) Matthew F.C. Miau (02) Robert T. Huang (03) Fred A. Breidenbach			(04) David Rynne (05) Young Sohn (06) Dwight A. Steffensen

		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	3.	In their discretion, upon such other business as may properly come before the meeting.

	☐
		For all nominee(s) except as written above

							Mark box at right if you plan to attend the Annual Meeting.			☐

							Mark box at right if an address change or comment has been noted on the reverse side of this card.			☐

							Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature: ____________________ Date: ____________ Signature: _________________ Date: ______________

[3766 - SNNEX CORPORATION revised signoff] [FILE NAME: ZSNX52.ELX] [VERSION - F1(1)] [02/22/05] [orig. 02/22/05]

DETACH HERE

PROXY

SYNNEX CORPORATION

P R O X Y	Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting March 23, 2005

The undersigned hereby constitutes and appoints Robert T. Huang, Dennis Polk and Simon Y. Leung, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of SYNNEX CORPORATION to be held at the offices of the Company and at any adjournments thereof and to vote with respect to the proposals set forth below and in the discretion of such proxies on all matters that may be properly presented for action on all shares of stock of SYNNEX CORPORATION the undersigned is entitled to vote at the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2. The proxies cannot vote your shares unless you sign and return this card.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
	HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?
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